As filed with the Securities and Exchange Commission on December 24, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SXC HEALTH SOLUTIONS CORP.
(Exact name of Registrant as specified in its charter)

Yukon Territory, Canada	75-2578509

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3642
(Address of principal executive offices, including zip code)
SXC Health Solutions, Inc. 401(k) Plan
(Full title of the plan)
Jeffrey Park
Executive Vice President and Chief Financial Officer
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3642
(Name and address of agent for service)
(800) 282-3232
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered (1)	registered	share	price	registration fee
Common shares, without par value	500,000 shares	$50.79 (2)	$25,395,000 (2)	$1,810.66

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to SXC Health Solutions, Inc. 401(k) Plan.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Shares of the Registrant on the Nasdaq Global Select Market on December 18, 2009, which was $50.79 per share.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by SXC Health Solutions Corp. (the “Registrant”) or SXC Health Solutions, Inc. 401(k) Plan (the “Plan”) are incorporated herein by reference:
     (a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2008.
     (b) The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
     (c) The Registrant’s current reports on Form 8-K filed with the Commission on May 19, 2009, June 5, 2009, September 14, 2009, September 14, 2009 and September 18, 2009.
     (d) The description of the Registrant’s common shares, without par value (the “Common Shares”), which is contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 21, 2006 under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purposes of updating such description.
     (e) The Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all documents filed by the Plan pursuant to Section 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     None.
Item 6. Indemnification of Directors and Officers
     The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.
     Section 5.1 of the Registrant’s By-laws provide that, except in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favour, the Registrant shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if:
     a) He acted honestly and in good faith with a view to the best interests of the Registrant; and
     b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
     Section 5.2 of the Registrant’s By-laws provides that the Registrant shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in Section 5.1 above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).
     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
     The Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on this December 22, 2009.

SXC HEALTH SOLUTIONS CORP. (Registrant)
By:	/s/ Jeffrey Park
Jeffrey Park
Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Mark A. Thierer and Jeffrey Park, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mark A. Thierer Mark A. Thierer	President and Chief Executive Officer and a director (principal executive officer)	December 22, 2009

/s/ Jeffrey Park Jeffrey Park	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 22, 2009

/s/ Terrence C. Burke	Chairman of the Board of Directors	December 22, 2009
Terrence C. Burke

/s/ Steven Cosler	Director	December 22, 2009
Steven Cosler

Signatures	Title	Date

/s/ William J. Davis	Director	December 22, 2009
William J. Davis

/s/ Anthony R. Masso	Director	December 22, 2009
Anthony R. Masso

/s/ Philip R. Reddon	Director	December 22, 2009
Philip R. Reddon

/s/ Curtis J. Thorne	Director	December 22, 2009
Curtis J. Thorne

     The Plan. Pursuant to the requirements of the Securities Act of 1933, SXC Health Solutions Inc., as plan administrator, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, Illinois on this 22nd day of December, 2009.

SXC Health Solutions, Inc. 401(k) Plan
By:	SXC HEALTH SOLUTIONS INC.

By:	/s/ Jeffrey Park
Jeffrey Park
Executive Vice President and Chief Financial Officer

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of SXC Health Solutions Corp. in the United States on December 22, 2009.

/s/ Jeffrey Park
Jeffrey Park
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description of Exhibit

4.1	Certificate of Amalgamation of Systems Xcellence Inc. (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008).

4.2	Certificate of Continuance of SXC Health Solutions Corp. (formerly named Systems Xcellence Inc.) (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008).

4.3	Amended and Restated Bylaws of SXC Health Solutions Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on June 27, 2008).

4.4	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008).

*4.5	SXC Health Solutions, Inc. 401(k) Plan as amended and restated, effective as of May 1, 2008.

*23.1	Consent of KPMG LLP (United States).

*23.2	Consent of KPMG LLP (Canada).

*24	Powers of Attorney (contained in the signature page to this Registration Statement).

*	Filed herewith.